EXHIBIT 99.1

HEICO CORPORATION Reports Record Net Sales, Operating Income, Net Income and Net Operating Cash Flow for Fiscal 2014; Targets Continued Growth in Fiscal 2015

Fiscal 2014 Net Income up 18%, Operating Income up 11% and Cash Flow Provided by Operating Activities up 45% on a 12% Increase in Net Sales; Fourth Quarter Net Income per Share up 9%

HOLLYWOOD, Fla. and MIAMI, Dec. 16, 2014 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 18% to a record $121.3 million, or $1.80 per diluted share, up from $102.4 million, or $1.53 per diluted share, in the fiscal year ended October 31, 2013.  Net income per diluted share increased 9% to 48 cents on $32.1 million of net income in the fourth quarter of fiscal 2014, up from 44 cents on $29.8 million of net income in the fourth quarter of fiscal 2013.

For the full fiscal year ended October 31, 2014, operating income increased 11% to a record $203.4 million, up from $183.6 million in the fiscal year ended October 31, 2013.  Operating income was $53.7 million in the fourth quarter of fiscal 2014, as compared to $55.6 million in the fourth quarter of fiscal 2013.

The Company's consolidated operating margin was 18.4% and 18.0% in the fourth quarter and fiscal year ended October 31, 2014, respectively, as compared to 19.3% and 18.2% in the fourth quarter and fiscal year ended October 31, 2013, respectively.

Cash flow provided by operating activities totaled a record $190.7 million in the fiscal year ended October 31, 2014, representing 157% of net income and exceeded our prior expectations of $160 million.  This compared to $131.8 million in the fiscal year ended October 31, 2013.

For the full fiscal year ended October 31, 2014, net sales increased 12% to a record $1,132.3 million, up from $1,008.8 million in the fiscal year ended October 31, 2013.  Net sales increased 2% to a record $292.2 million in the fourth quarter of fiscal 2014, up from $287.4 million in the fourth quarter of fiscal 2013.

Net income per diluted share in the fourth quarter of fiscal 2014 includes a net 3 cent benefit from a reduction in accrued contingent consideration related to a fiscal 2012 acquisition that was partially offset by impairment losses related to the write-down of certain intangible assets at the acquired business.  Net income per diluted share for the full fiscal year ended October 31, 2014 also includes a cumulative net 12 cent benefit from prior reductions in accrued contingent consideration related to a fiscal 2013 acquisition that were partially offset by impairment losses related to the write-down of certain intangible assets and lower than expected operating income at the acquired business.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, and Company Co-Presidents Eric A. Mendelson and Victor H. Mendelson, commented on the Company's fourth quarter and full fiscal year results stating, "HEICO's record $190.7 million cash flow was driven by the Company's continued organic growth, previous acquisitions and all-time net sales records in our fourth quarter and fiscal year ended October 31, 2014.  This cash flow was 157% of reported net income.

Based on our strong cash flows from operations, the Board of Directors declared a 17% increase in our regular semi-annual cash dividend to $.07 per share payable January 19, 2015.  By declaring and raising the semi-annual cash dividend, our Board of Directors' goal is to confirm its continuing confidence in HEICO's growth strategies and to continue to reward our shareholders, while retaining sufficient capital to fund our internal growth objectives and acquisition strategies.

Our net debt to shareholders' equity ratio was 40% as of October 31, 2014, with net debt (total debt less cash and cash equivalents) of $308.9 million principally incurred to fund acquisitions and the payment of special cash dividends in fiscal 2014 and 2013.  Our net debt to EBITDA ratio was a low 1.23x as of October 31, 2014 compared to 1.64x as of October 31, 2013.  We have no significant debt maturities until fiscal 2019 and plan to utilize our financial flexibility to aggressively pursue high quality acquisition opportunities to accelerate growth and maximize shareholder returns.

As we look ahead to fiscal 2015, we anticipate continued growth within the Flight Support Group's aftermarket replacement parts and repair and overhaul services product lines partially offset by declines in demand for certain of our industrial products within our specialty products lines.  Furthermore, we anticipate improved demand and moderate levels of growth within the Electronic Technologies Group as compared to fiscal 2014. During fiscal 2015, we will continue our focus on developing new products and services, further market penetration, additional acquisition opportunities and maintaining our financial strength.

Based on our current economic visibility, we are estimating year-over-year growth in both net sales and net income of approximately 8% - 10% over fiscal 2014 levels with our consolidated operating margin approximating 18%.  Additionally, we anticipate depreciation and amortization expense of approximately $48 million, capital expenditures to approximate $25 million and cash flow from operations to approximate $200 million."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's fourth quarter results stating, "The Flight Support Group's full fiscal year and fourth quarter results are highlighted by increases in net sales from continued stable growth and demand within our aftermarket replacement parts and repair and overhaul services product lines.

The Flight Support Group's net sales increased 15% to a record $762.8 million in the fiscal year ended October 31, 2014, up from $665.1 million in the fiscal year ended October 31, 2013.  This increase resulted from organic growth of approximately 9%, as well as additional net sales of $37.7 million from a fiscal 2013 acquisition.  This organic growth principally reflects new product offerings and continued favorable market conditions in the commercial aerospace sector resulting in net sales increases within our aftermarket replacement parts and repair and overhaul services product lines.

The Flight Support Group's net sales increased 3% to $194.8 million in the fourth quarter of fiscal 2014, up from $189.6 million in the fourth quarter of fiscal 2013.  All of the increase was generated by organic growth, reflecting new product offerings and continued favorable market conditions within our aftermarket replacement parts and repair and overhaul services product lines, partially offset by softer demand for certain industrial and defense-related products primarily within our specialty products lines.

The Flight Support Group's operating income increased 12% to a record $136.5 million in the fiscal year ended October 31, 2014, up from $122.1 million in the fiscal year ended October 31, 2013.  The increase in the fiscal year ended October 31, 2014 is principally attributed to the previously mentioned net sales growth.

The Flight Support Group's operating income totaled $33.2 million and $34.9 million in the fourth quarter of fiscal 2014 and fiscal 2013, respectively.  The decrease in the fourth quarter of fiscal 2014 principally reflects a lower gross profit margin resulting from the previously mentioned decrease in demand for certain products within our specialty products lines.

The Flight Support Group's operating margin was 17.9% and 17.0% in the fiscal year ended October 31, 2014 and the fourth quarter, respectively, as compared to 18.4% in both the fiscal year ended October 31, 2013 and the fourth quarter.  The decrease in both the fiscal year ended October 31, 2014 and fourth quarter principally reflects the impact of decreases in demand for certain products within our specialty products lines as well as increases in certain SG&A expenses to support the higher net sales volumes in our commercial aerospace aftermarket businesses.

With respect to fiscal 2015, we currently estimate growth in the Flight Support Group's full year net sales consistent with the aforementioned consolidated estimates and a full year Flight Support Group operating margin approximating that of fiscal 2014."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's fourth quarter results stating, "The Electronic Technologies Group's full fiscal year and fourth quarter results are highlighted by increases in both net sales and operating income driven principally by the incremental impact of our fiscal 2013 acquisition.

The Electronic Technologies Group's net sales increased 8% to a record $379.4 million in the fiscal year ended October 31, 2014, up from $350.0 million in the fiscal year ended October 31, 2013, respectively.  The fiscal year's increase is attributed to additional net sales of $23.5 million from a fiscal 2013 acquisition, as well as organic growth of approximately 2%.  The organic growth principally reflects an increase in demand for the Electronic Technologies Group's space and aerospace products partially offset by the expected decrease in demand for certain defense products.

The Electronic Technologies Group's net sales increased to $100.1 million in the fourth quarter of fiscal 2014, up from $99.9 million in the fourth quarter of fiscal 2013.  This increase came mostly from additional net sales of $4.4 million from a fiscal 2013 acquisition.

The Electronic Technologies Group's operating income increased 7% to a record $88.9 million in the fiscal year ended October 31, 2014, up from $83.1 million in the fiscal year ended October 31, 2013, and increased 3% to $26.4 million in the fourth quarter of fiscal 2014, up from $25.8 million in the fourth quarter of fiscal 2013.  The fiscal year's increase principally reflects the previously mentioned organic net sales growth and reductions in accrued contingent consideration, partially offset by a less favorable product mix, impairment losses and lower than expected operating income from a 2013 acquisition.

The Electronic Technologies Group's operating margin improved to 26.4% in the fourth quarter of fiscal 2014, up from 25.8% in the fourth quarter of fiscal 2013, and was 23.4% in the fiscal year ended October 31, 2014, which approximated the 23.7% in the fiscal year ended October 31, 2013.  The increase in the fourth quarter of fiscal 2014 mainly resulted from the net impact of the previously mentioned reduction in contingent consideration partially offset by the less favorable product mix and impairment losses.

With respect to fiscal 2015, we currently estimate the Electronic Technologies Group's full year net sales growth and full year operating margin to approximate those of fiscal 2014."

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 39.7 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 26.8 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO's two classes of common stock on most websites are HEI.A and HEI.  However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, December 17, 2014 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal year results.  Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 44930767.  A digital replay will be available two hours after the completion of the conference for 14 days.  To access, dial: (404) 537-3406, and enter the Conference ID 44930767.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product development or product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; product development difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended October 31,
	2014		2013
Net sales	$292,223		$287,426
Cost of sales	189,277		180,822
Selling, general and administrative expenses	49,227		51,047
Operating income	53,719		55,557
Interest expense	(1,275)		(1,177)
Other income	34		383
Income before income taxes and noncontrolling interests	52,478		54,763
Income tax expense	16,400		19,000
Net income from consolidated operations	36,078		35,763
Less: Net income attributable to noncontrolling interests	3,973		5,972
Net income attributable to HEICO	$32,105	(a)	$29,791

Net income per share attributable to HEICO shareholders:
Basic	$.48	(a)	$.45
Diluted	$.48	(a)	$.44

Weighted average number of common shares outstanding:
Basic	66,527		66,368
Diluted	67,532		67,242

	Three Months Ended October 31,
	2014		2013
Operating segment information:
Net sales:
Flight Support Group	$194,763		$189,588
Electronic Technologies Group	100,106		99,854
Intersegment sales	(2,646)		(2,016)
	$292,223		$287,426

Operating income:
Flight Support Group	$33,157		$34,868
Electronic Technologies Group	26,419		25,752
Other, primarily corporate	(5,857)		(5,063)
	$53,719		$55,557

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Fiscal Year Ended October 31,
	2014		2013
Net sales	$1,132,311		$1,008,757
Cost of sales	733,999		637,576
Selling, general and administrative expenses	194,924		187,591
Operating income	203,388		183,590
Interest expense	(5,441)		(3,717)
Other income	625		888
Income before income taxes and noncontrolling interests	198,572		180,761
Income tax expense	59,800		56,200
Net income from consolidated operations	138,772		124,561
Less: Net income attributable to noncontrolling interests	17,479		22,165
Net income attributable to HEICO	$121,293	(b)	$102,396

Net income per share attributable to HEICO shareholders:
Basic	$1.82	(b)	$1.54
Diluted	$1.80	(b)	$1.53

Weighted average number of common shares outstanding:
Basic	66,463		66,298
Diluted	67,453		66,982

	Fiscal Year Ended October 31,
	2014		2013
Operating segment information:
Net sales:
Flight Support Group	$762,801		$665,148
Electronic Technologies Group	379,404		350,033
Intersegment sales	(9,894)		(6,424)
	$1,132,311		$1,008,757

Operating income:
Flight Support Group	$136,480		$122,058
Electronic Technologies Group	88,914		83,063
Other, primarily corporate	(22,006)		(21,531)
	$203,388		$183,590

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a) During the fourth quarter of fiscal 2014, the Company recorded a reduction in accrued contingent consideration related to a fiscal 2012 acquisition that was partially offset by impairment losses related to the write-down of certain intangible assets at the acquired business resulting in an increase in net income attributable to HEICO of approximately $1.7 million, or $.03 per basic and diluted share.

(b) During fiscal 2014, the Company recorded reductions in accrued contingent consideration related to a fiscal 2013 and a fiscal 2012 acquisition, that was partially offset by impairment losses related to the write-down of certain intangible assets at both businesses and lower than expected operating income at the fiscal 2013 acquired business resulting in an increase in net income attributable to HEICO of approximately $10.2 million, or $.15 per basic and diluted share.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	October 31, 2014	October 31, 2013
Cash and cash equivalents	$20,229	$15,499
Accounts receivable, net	149,669	157,022
Inventories, net	218,042	218,893
Prepaid expenses and other current assets	43,353	50,058
Total current assets	431,293	441,472
Property, plant and equipment, net	93,865	97,737
Goodwill	686,271	688,489
Intangible assets, net	200,810	241,558
Other assets	76,975	63,759
Total assets	$1,489,214	$1,533,015

Current maturities of long-term debt	$418	$697
Other current liabilities	151,802	160,589
Total current liabilities	152,220	161,286
Long-term debt, net of current maturities	328,691	376,818
Deferred income taxes	111,429	128,482
Other long-term liabilities	82,289	83,976
Total liabilities	674,629	750,562
Redeemable noncontrolling interests	39,966	59,218
Shareholders' equity	774,619	723,235
Total liabilities and equity	$1,489,214	$1,533,015

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal Year Ended October 31,
	2014	2013
Operating Activities:
Net income from consolidated operations	$138,772	$124,561
Depreciation and amortization	47,757	36,790
Impairment of intangible assets	15,000	—
Share-based compensation expense	6,426	5,117
Employer contributions to HEICO Savings and Investment Plan	6,302	2,985
Tax benefit from stock option exercises	93	5,191
Excess tax benefit from stock option exercises	(93)	(5,126)
Deferred income tax benefit	(16,745)	(5,785)
Decrease in accrued contingent consideration	(28,126)	(1,640)
Decrease (increase) in accounts receivable	6,999	(16,585)
Decrease (increase) in inventories	126	(14,877)
Increase in current liabilities	883	5,470
Other	13,295	(4,265)
Net cash provided by operating activities	190,689	131,836

Investing Activities:
Acquisitions, net of cash acquired	(8,737)	(222,638)
Capital expenditures	(16,410)	(18,328)
Other	(40)	(342)
Net cash used in investing activities	(25,187)	(241,308)

Financing Activities:
(Payments) borrowings on revolving credit facility, net	(47,000)	246,000
Distributions to noncontrolling interests	(79,212)	(7,579)
Cash dividends paid	(31,215)	(120,361)
Acquisitions of noncontrolling interests	(1,243)	(16,610)
Revolving credit facility issuance costs	(767)	(570)
Redemptions of common stock related to share-based compensation	(273)	(2,364)
Excess tax benefit from stock option exercises	93	5,126
Proceeds from stock option exercises	708	463
Other	(1,206)	(897)
Net cash (used in) provided by financing activities	(160,115)	103,208

Effect of exchange rate changes on cash	(657)	312

Net increase (decrease) in cash and cash equivalents	4,730	(5,952)
Cash and cash equivalents at beginning of year	15,499	21,451
Cash and cash equivalents at end of year	$20,229	$15,499

CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590
         Carlos L. Macau, Jr. (954) 987-4000 ext. 7570